Exhibit 3.1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERSHIP OF “ARC LOGISTICS PARTNERS LP”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JULY, A.D. 2013, AT 6:10 O’CLOCK P.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:33 PM 07/29/2013
FILED 06:10 PM 07/29/2013
SRV 130931020 - 5299250 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

ARC LOGISTICS PARTNERS LP

This Certificate of Limited Partnership, dated July 29, 2013, has been duly executed and is filed pursuant to Sections 17-201 and 17-204 of the Delaware Revised Uniform Limited Partnership Act (the “Act”) to form a limited partnership (the “Partnership”) under the Act.

1. Name. The name of the Partnership is “Arc Logistics Partners LP”.

2. Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 17-104 of the Act is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

The name and the address of the registered agent for service of process required to be maintained by Section 17-104 of the Act are:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

3. General Partner. The name and the business, residence or mailing address of the general partner are:

Arc Logistics GP LLC

725 Fifth Avenue, 19th Floor

New York, NY 10022

EXECUTED as of the date written first above.

Arc Logistics GP LLC, its general partner

By:	/s/ Bradley K. Oswald
Name:	Bradley K. Oswald
Title:	Authorized Person